Exhibit 99.1

FOR IMMEDIATE RELEASE

Informatica Announces Agreement to be Acquired by the Permira Funds and Canada Pension Plan Investment Board

Transaction Valued at Approximately $5.3 Billion or $48.75 Per Share

The Permira Funds Partner with Canada Pension Plan Investment Board to Acquire World’s Number One Independent Enterprise Data Integration Provider

REDWOOD CITY, Calif. — April 7, 2015 — Informatica Corporation (Nasdaq:INFA) (the “Company”), the world’s number one independent provider of enterprise data integration software and services, today announced that it has entered into a definitive agreement to be acquired by a company controlled by the Permira funds and Canada Pension Plan Investment Board (CPPIB) for approximately $5.3 billion.

Under the terms of the agreement, Informatica shareholders will receive $48.75 in cash for each share of Informatica common stock.

Informatica is acknowledged as a leader in several technology categories, including Cloud Integration, Data Integration for Big Data initiatives, and MDM Solutions.  Informatica’s three-pronged growth strategy is to expand across all major geographic regions, grow across all customer data initiatives, and advance technology leadership in all things data.

“After careful consideration and deliberation of strategic alternatives, our Board of Directors unanimously concluded that the sale of Informatica to the Permira funds and CPPIB is in the best interest of all Informatica stakeholders,” said Sohaib Abbasi, chairman and chief executive officer, Informatica. “While delivering immediate compelling value to our shareholders, we remain committed to the long-term success of our customers, partners, and employees. Permira and CPPIB share both our vision for Informatica to power the data-ready enterprise and our conviction in sustained long-term growth.”

“Informatica is an outstanding company and a clear leader in the essential field of enterprise data solutions,” said Brian Ruder, a Permira Partner and Co-Head of the firm’s Technology Sector Team. “We are very excited about the Company’s ongoing transition to cloud and subscription based services, as well as its continued pursuit of four separate billion dollar market opportunities in cloud integration, master data management, data integration for next generation analytics, and data security.  In addition, we look forward to working with this talented team of dedicated employees and CPPIB to grow the business and achieve Informatica’s highest potential.”

“This transaction represents an excellent opportunity to acquire a market-leading enterprise data integration solutions provider,” said Mark Jenkins, Senior Managing Director & Global Head of Private Investments, CPPIB. “Informatica’s differentiated suite of software solutions, stable base of recurring revenues and strong potential for future growth make this a highly attractive investment for CPPIB. We look forward to partnering with the Informatica team and the Permira funds to accelerate the Company’s growth and to support Informatica’s continued market leadership in product innovation.”

Informatica’s Board of Directors has unanimously approved the merger agreement and resolved to recommend that Informatica shareholders adopt the agreement. The transaction is expected to be completed in either the second or third quarter of 2015, subject to receipt of shareholder approval and customary regulatory approvals, as well as satisfaction of other customary closing conditions.

Qatalyst Partners acted as financial advisor to Informatica and Wilson Sonsini Goodrich & Rosati acted as legal counsel.

BofA Merrill Lynch, Goldman, Sachs & Co., Macquarie Capital, and Union Square Advisors LLC served as financial advisors to the Permira funds and CPPIB while Fried, Frank, Harris, Shriver & Jacobson LLP served as legal advisors.  BofA Merrill Lynch, Credit Suisse, Goldman Sachs, Macquarie Capital, Morgan Stanley, Nomura, and RBC Capital Markets are serving as joint bookrunners on the financing.  CPPIB was also separately advised by Torys LLP.

About Informatica

Informatica Corporation (Nasdaq:INFA) is the world’s number one independent provider of enterprise data integration software and services. Organizations around the world rely on Informatica to realize their information potential and drive top business imperatives. Informatica Vibe, the industry’s first and only embeddable virtual data machine (VDM), powers the unique “Map Once. Deploy Anywhere.” capabilities of the Informatica Platform. Worldwide, over 5,500 enterprises depend on Informatica to fully leverage their information assets from devices to mobile to social to big data residing on-premise, in the Cloud and across social networks. For more information, call +1 650-385-5000 (1-800-653-3871 in the U.S.), or visit www.informatica.com.

About Permira

Permira is an international private equity firm. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth. Founded in 1985, the firm advises funds with a total committed capital of approximately €25 billion and has made over 200 private equity investments.

Permira specializes in five key sectors: Consumer, Financial Services, Healthcare, Industrials and Technology and its portfolio currently comprises over 25 companies. Permira employs over 120 professionals based in Dubai, Frankfurt, Guernsey, Hong Kong, London, Luxembourg, Madrid, Menlo Park, Milan, New York, Paris, Seoul, Stockholm and Tokyo.

Permira established itself in North America in 2002 and today has offices in New York and Menlo Park.  The Permira funds have a long track record of successfully investing in technology companies around the world including NDS, Genesys, Ancestry.com, TeamViewer, Renaissance Learning, Metalogix, LegalZoom.com, and Teraco.  Since 1997, over 33% of the Permira funds’ investments have been in the core sector of Technology.

About CPPIB

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 18 million contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, New York City, São Paulo, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At December 31, 2014, the CPP Fund totalled C$238.8 billion. For more information about CPPIB, please visit www.cppib.com.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Informatica may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval or the failure to satisfy the closing conditions. Factors that may affect the business or financial results of Informatica are described in the risk factors included in Informatica’s filings with the Securities and Exchange Commission (the “SEC”), including Informatica’s 2014 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Informatica expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information and Where to Find It

In connection with the proposed transaction, Informatica will file with the SEC and furnish to Informatica’s stockholders a proxy statement. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders may obtain a free copy of documents filed by Informatica with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of Informatica’s filings with the SEC from Informatica’s website at http://investor.informatica.com/financial-info/sec-filings/default.aspx or by directing a request to: Informatica Corporation, 2100 Seaport Blvd, Redwood City, CA, 94063, Attn: Investor Relations, (650) 385-5261.

Informatica and certain of its directors, executive officers and affiliates may be deemed to be participants in the solicitation of proxies from stockholders of Informatica in favor of the proposed merger. Information about the directors and executive officers of Informatica is set forth in the proxy statement for Informatica’s 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2014. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement Informatica will file with the SEC.

Contacts

For Informatica:	For Informatica:
Debbie O’Brien	Stephanie Wakefield
Global Communications	Investor Relations
650-385-5735 — office	650-385-5261
650-995-6736 — mobile	swakefield@informatica.com
dobrien@informatica.com

For Permira:	For CPPIB:
Noémie de Andia	Mei Mavin
Head of Communications	Director, Corporate Communications
+44 20 7632 1159	+44 20 3205 3515
noemie.deandia@permira.com	mmavin@cppib.com

Or

Sard Verbinnen & Co
Brooke Gordon/Nathaniel Garnick
+1 (212) 687-8080
Megan Bouchier
+1 (415) 618-8750